FLOWSTONE OPPORTUNITY FUND SCHEDULE TO

EXHIBIT (a)(1)(vi)

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

FlowStone Opportunity Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$35,845,342	$0.0001531	$5,487.92
Fees Previously Paid	—		—
Total Transaction Valuation	$35,845,342
Total Fees Due for Filing			$5,487.92
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$5,487.92